Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:

Ron Zimmerly President and Chief Executive Officer Middlefield Banc Corp. (419) 673-1217 RZimmerly@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Announces a 5% Increase in the

2025 First-Quarter Cash Dividend Payment

MIDDLEFIELD, OHIO, February 10, 2025 — Middlefield Banc Corp. (NASDAQ: MBCN) today announced that its Board of Directors declared a quarterly cash dividend of $0.21 per common share, representing a 5% increase from the 2024 fourth quarter dividend. The 2025 first-quarter dividend is payable on March 14, 2025, to shareholders of record on February 28, 2025.

Ronald L. Zimmerly, Jr., President and Chief Executive Officer, stated, “The 5% increase in Middlefield’s dividend payment demonstrates our confidence in the future, as well as our strong capital position and expanding levels of profitability. Our regular dividend has increased 47.4% from $0.57 per share for the year ended December 31, 2019, to an annualized rate of $0.84 currently. This multi-year growth reflects our Board’s commitment to returning excess capital back to our shareholders.”

About Middlefield Banc Corp.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the Bank holding Company of The Middlefield Banking Company, with total assets of $1.85 billion at December 31, 2024. The Bank operates 21 full-service banking centers and an LPL Financial® brokerage office serving Ada, Beachwood, Bellefontaine, Chardon, Cortland, Dublin, Garrettsville, Kenton, Mantua, Marysville, Middlefield, Newbury, Orwell, Plain City, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio.

Additional information is available at www.middlefieldbank.bank

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.